News Release

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

(603) 893-9701

e-mail:  InvestorRelations@Standex.com

STANDEX STRENGTHENS ENGRAVING CAPABILITIES
WITH ACQUISITION OF TENIBAC-GRAPHION, INC.

U.S. Based Provider of Mold and Tool Texturizing Services Joins Standex Engraving to Create Broadest Set of Mold Texturizing, Tool Finishing and Prototyping Services in the Market

Combination Enhances Standex Engraving’s Customer Service Through Increased

Innovation and Expanded Offerings

Expected EPS Accretion of $0.16-$0.20 in Fiscal 2019 and $0.26-$0.30 in Fiscal 2020,

Excludes Purchase Accounting and Acquisition Costs

SALEM, NH – August 23, 2018 Standex International Corporation (NYSE:SXI) today announced that it has acquired Michigan-based Tenibac-Graphion, Inc. (Tenibac-Graphion), a provider of chemical and laser texturing services. Privately held Tenibac-Graphion reported revenues of $25 million for the year ended December 31, 2017 and estimated revenues of $13 million for the six-month period ending June 30, 2018. The acquisition is expected to be accretive to earnings per share by $0.16 to $0.20 in fiscal year 2019 and $0.26 to $0.30 in fiscal year 2020, excluding purchase accounting and acquisition costs. Standex defines purchase accounting as step-up of inventory and backlog. Tenibac-Graphion’s management team will be continuing with the Company. Terms of the transaction were not disclosed.

“Standex Engraving has been innovating for more than 50 years by expanding our global capabilities and bringing new technologies to our customers,” said Standex Chief Executive Officer David Dunbar. “Tenibac-Graphion’s deep expertise in mold and tool texturizing is complementary to our broad, global portfolio and advances our strategy to enhance the value we deliver to our customers. As a result of this combination, Standex is now better positioned to deliver a broader set of design services, mold texturizing, tool finishing, tool enhancement and prototyping services. We welcome Tenibac-Graphion’s management and team of approximately 160 employees to the Standex family.”

“The combination of Tenibac-Graphion and Standex Engraving will expand services available to customers, increase responsiveness to customer demands, and drive innovative approaches to solving customer needs,” said Standex Engraving President Flavio Maschera. “Our combined customer base will have access to the full line of mold and tool services, such as the Architexture design consultancy, Vycon™ part wrapping, chemical and laser engraving, tool finishing, and tool enhancements. We are excited to welcome Tenibac-Graphion’s talented employees to Standex. Their expertise in traditional texturizing technologies makes them a powerful workforce poised to deliver the many new and emerging services and technologies we are rolling out globally.”

“We look forward to joining forces with a world-class leader like Standex to offer our combined customer base a comprehensive suite of best-in-class texturization and tool finishing services,” said Tenibac-Graphion CEO Jim Deliz. “We believe there is excellent potential to leverage Standex’s broad set of capabilities to grow our customer relationships and promote improved responsiveness and innovation.”

Founded in 1969 by John A. Gusmano, Tenibac-Graphion provides mold and tool texturing services, such as laser engraving, chemical etching, repair and maintenance, and prototype parts through the Vycon™ process. Tenibac-Graphion serves automotive, packaging, medical and consumer products customers, and operates three facilities, including two in Michigan and one in China.

About Standex

Standex International Corporation is a global, multi-industry manufacturer in five broad business segments: Food Service Equipment, Engraving, Engineering Technologies, Electronics, and Hydraulics. For additional information, visit the Company's website at http://standex.com/.

Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are the impact of implementation of government regulations and programs affecting our businesses, unforeseen legal judgments, fines or settlements, uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically economic conditions in the oil and gas market, the impact of foreign exchange, increases in raw material costs, the ability to substitute less expensive alternative raw materials, the heavy construction vehicle market, the ability to continue to successfully implement productivity improvements, increase market share, access new markets, introduce new products, enhance our presence in strategic channels, the successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to continue to achieve cost savings through lean manufacturing, cost reduction activities, and low cost sourcing, effective completion of plant consolidations, successful completion and integration of acquisitions and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2017, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.